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                                   EXHIBIT 5


                               LEGAL OPINION OF
                             HOLLAND & KNIGHT LLP
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                     [LETTERHEAD OF HOLLAND & KNIGHT LLP]


October 23, 2000

Wells Real Estate Investment Trust, Inc.
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092

     Re: Registration Statement on Form S-8 Relating to Shares of Common Stock Issuable Pursuant to the 2000 Employee Stock Option Plan and the Independent Director Warrant Plan of Wells Real Estate Investment Trust, Inc.

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Wells Real Estate Investment Trust, Inc. (the "Company"), under the Securities Act of 1933, as amended, for the registration of an aggregate of 1,250,000 shares of common stock, par value $.01 per share, issuable pursuant to the 2000 Employee Stock Option Plan of Wells Real Estate Investment Trust, Inc. ("Option Plan") and the Independent Director Warrant Plan of Wells Real Estate Investment Trust, Inc. ("Warrant Plan"). The common stock issuable pursuant to the Option Plan and Warrant Plan is referred to herein as the "Shares."

     We have examined and are familiar with the following: (a) Amended and Restated Articles of Incorporation of the Company, as amended, as filed in the Office of the Secretary of State of the State of Maryland; (b) Bylaws of the Company, as amended; (c) proceedings of the Board of Directors and shareholders of the Company in connection with the adoption of the Option Plan and Warrant Plan; (d) Certificate of Status for the Company from the State of Maryland dated October 12, 2000; and (e) such other documents, Company records and matters of law as we have deemed to be pertinent.

  With respect to all of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified or reproduced copies.

     Assuming the foregoing, based on our review of the relevant documents and materials, and without further investigation, it is our opinion that:

     1. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Maryland.

     2. The Shares have been duly authorized and, when paid for and issued in accordance with the terms of the Option Plan and Warrant Plan, will be duly and validly issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

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     We undertake no obligation to update the opinions as expressed herein at any time after the date hereof. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any person, quoted in whole or in part, or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                    Sincerely yours,

                                    HOLLAND & KNIGHT LLP
                                    /s/ Holland & Knight LLP

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